Exhibit 99.1

SALLIE MAE REPORTS SECOND-QUARTER FINANCIAL RESULTS

NEWARK, Del., July 20, 2011 — Sallie Mae (NYSE: SLM) today released second-quarter 2011 financial results that reflected increased student loan originations and improved student loan delinquencies.

“We today report solid second quarter performance. I am particularly pleased we continue to reduce credit costs and operating expenses as expected. I am also encouraged by private credit growth in a subdued economy,” said Albert L. Lord, vice chairman and CEO. “Sallie Mae is focused on our customers’ financial needs and enthusiastically builds new products to help students and families save and pay for college.”

GAAP second-quarter 2011 net loss was $6 million ($.02 diluted loss per share), compared to net income of $338 million ($.63 diluted earnings per share) in the same quarter last year. The decrease was due to a pre-tax $414 million unrealized, mark-to-market loss on certain derivative contracts recognized in GAAP but not in core earnings results, compared to a $211 million unrealized, mark-to-market gain in the year-ago quarter.

Core earnings were $260 million ($.48 diluted earnings per share) in second-quarter 2011, compared to $211 million ($.39 diluted earnings per share) in the year-ago period. Improved credit quality and operating expenses combined more than offset lower debt repurchase gains. The company manages its business segments on a core earnings basis, as described further below.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Core earnings were $49 million, compared to a net loss of $12 million in the second quarter last year. The improvement was primarily due to a decreased loan loss provision. Loan delinquencies and charge-offs both improved.

Highlights vs. second-quarter 2010 included:

•	Loan originations were $264 million, up 21 percent from $219 million. The portfolio totaled $35.8 billion at June 30, 2011, compared to $35.2 billion one year earlier.

•	Net interest margin was 4.05 percent, compared to 3.79 percent.

•	The provision for loan losses declined to $265 million, compared to $349 million.

•	Delinquencies of 90 days or more (as a percentage of loans in repayment) were 4.7 percent, compared to 5.8 percent.

•	The annual charge-off rate (as a percentage of loans in repayment) improved to 3.7 percent, compared to 5.3 percent.

Business Services

Sallie Mae’s business services segment includes fees from servicing, collections and college savings businesses.

Core earnings were $140 million in second-quarter 2011, compared to $127 million in the year-ago quarter. The improvement was driven by substantial FFELP loan acquisitions last year that increased FFELP loan servicing revenue.

Federally Guaranteed Loans (FFELP)

This segment represents earnings from Sallie Mae’s amortizing FFELP portfolio.

Core earnings were $108 million in second-quarter 2011, compared to $95 million in the year-ago quarter. Second-quarter 2011 net interest margin was 0.98 percent, compared to 0.95 percent in the year-ago quarter. These increases were primarily driven by last year’s substantial FFELP loan portfolio acquisitions.

Operating Expenses

Operating expenses were $268 million in second-quarter 2011, compared to $303 million in first-quarter 2011 and $309 million in the year-ago quarter.

Operating expenses in second-quarter 2011 included $13 million of servicing costs related to the $25 billion student loan portfolio acquisition at the end of last year and $2 million for litigation contingencies. The company expects these servicing costs to decline as the acquired portfolio converts to the company’s loan servicing system in 2011.

Funding and Liquidity

During the quarter, the company issued an $821 million FFELP asset-backed securitization and two private loan securitizations totaling $1.4 billion.

The company also repurchased $60 million of debt and realized $0.3 million of gains in second-quarter 2011, compared with $1.4 billion and $91 million in the year-ago quarter.

Dividend and Common Share Repurchase Program

In second-quarter 2011, Sallie Mae paid a common stock dividend of $.10 per share and repurchased 9.6 million common shares for $156 million as part of its previously announced $300 million share repurchase program.

Guidance

The company expects its results to be as follows:

•	Full year 2011 private education loan originations of $2.5 billion.

•	Quarterly operating expense of $250 million in fourth-quarter 2011.

•	Fully diluted 2011 core earnings per share of $1.80.

***

Sallie Mae reports financial results on a GAAP basis and also presents certain core earnings performance measures. The primary difference between the company’s pre-tax core earnings and GAAP results for the quarter was unrealized, mark-to-market losses on certain derivative contracts. The company’s management, equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (filed with the SEC on Feb. 28, 2011).

***

Presentation slides for the conference call discussed below, as well as additional information about the company’s loan portfolios, new operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

The company will host an earnings conference call tomorrow, July 21, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 75902491 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. Investors may access a replay of the conference call via the company’s website within one hour after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through August 4, by dialing (800) 642-1687 (USA and Canada) or (706) 645-9291 (international) with access code 75902491.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010, and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on its business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NYSE:  SLM) is the nation’s No. 1 saving, planning and paying for college company. Serving 23 million customers, Sallie Mae offers innovative savings tools, tuition payment plans and education loans that promote responsible financial habits and reward success. Through its subsidiaries, the company manages or services $234 billion in education loans and administers $38 billion in 529 college savings plans. Members of its Upromise college savings rewards program have earned $600 million to help pay for college. Sallie Mae is also one of the leading financial service providers for universities and governments at all levels, including supporting $8 billion in ecommerce transactions annually at nearly 1,000 campuses. More information is available at www.SallieMae.com. SLM Corporation and its subsidiaries, commonly known as Sallie Mae, are not sponsored by or agencies of the United States of America.

# # #

CONTACTS:

Media	Martha Holler, (302) 283-4036, martha.holler@SallieMae.com Patricia Nash Christel, (302) 283-4076, patricia.christel@SallieMae.com
Investors	Steve McGarry, (302) 283-4074, steven.mcgarry@SallieMae.com Joe Fisher, (302) 283-4075, joe.fisher@SallieMae.com

Selected Financial Information and Ratios

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars and shares in millions, except per share data)	2011	2011	2010	2011	2010

GAAP Basis
Net income (loss)	$(6)	$175	$338	$169	$578
Diluted earnings (loss) per common share(1)	$(.02)	$.32	$.63	$.30	$1.08
Weighted average shares used to compute diluted earnings (loss) per share	524	532	527	531	527
Return on assets	(.01)%	.36%	.68%	.18%	.59%

“Core Earnings” Basis(2)
“Core Earnings” net income	$260	$260	$211	$520	$425
“Core Earnings” diluted earnings per common share(1)	$.48	$.48	$.39	$.96	$.79
Weighted average shares used to compute diluted earnings per share	530	532	527	531	527
“Core Earnings” return on assets	.54%	.54%	.43%	.54%	.44%

Other Operating Statistics
Ending FFELP Loans, net	$142,635	$145,558	$148,492	$142,635	$148,492
Ending Private Education Loans, net	35,753	35,966	35,151	35,753	35,151

Ending total student loans, net	$178,388	$181,524	$183,643	$178,388	$183,643

Average student loans	$180,783	$184,387	$184,571	$182,575	$183,060

(1)	Preferred dividends of $15 million and $29 million, applicable to our convertible Series C Preferred Stock, were added back to the numerator in the three and six months ended June 30, 2010, respectively, in computing diluted earnings per share, as the Series C Preferred Stock was dilutive. The Series C Preferred Stock was fully converted to common shares on December 15, 2010.

(2)	“Core Earnings” are non-GAAP measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled ‘“Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: FFELP Loans, Consumer Lending, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ Definitions and Limitations”).

GAAP Statements of Income (Unaudited)

				June 30, 2011 vs.		June 30, 2011 vs.
				March 31, 2011		June 30, 2010
	Quarters Ended			Increase		Increase
	June 30,	March 31,	June 30,	(Decrease)		(Decrease)
(Dollars in millions, except per share data)	2011	2011	2010	$	%	$	%

Interest income:
FFELP Loans	$850	$877	$876	$(27)	(3)%	$(26)	(3)%
Private Education Loans	600	604	575	(4)	(1)	25	4
Other loans	5	6	7	(1)	(17)	(2)	(29)
Cash and investments	5	5	7	—	—	(2)	(29)

Total interest income	1,460	1,492	1,465	(32)	(2)	(5)	—
Total interest expense	592	594	569	(2)	—	23	4

Net interest income	868	898	896	(30)	(3)	(28)	(3)
Less: provisions for loan losses	291	303	382	(12)	(4)	(91)	(24)

Net interest income after provisions for loan losses	577	595	514	(18)	(3)	63	12
Other income (loss):
Gains (losses) on sales of loans and securities, net	—	—	(3)	—	—	3	(100)
Gains (losses) on derivative and hedging activities, net	(510)	(242)	95	(268)	111	(605)	(637)
Servicing revenue	93	98	99	(5)	(5)	(6)	(6)
Contingency revenue	86	78	88	8	10	(2)	(2)
Gains on debt repurchases	—	38	91	(38)	(100)	(91)	(100)
Other income (loss)	3	22	(3)	(19)	(86)	6	200

Total other income (loss)	(328)	(6)	367	(322)	5,367	(695)	(189)
Expenses:
Operating expenses	268	303	309	(35)	(12)	(41)	(13)
Goodwill and acquired intangible assets impairment and amortization expense	6	6	10	—	—	(4)	(40)
Restructuring expenses	2	4	18	(2)	(50)	(16)	(89)

Total expenses	276	313	337	(37)	(12)	(61)	(18)
Income (loss) from continuing operations before income tax expense (benefit)	(27)	276	544	(303)	(110)	(571)	(105)
Income tax expense (benefit)	(10)	99	199	(109)	(110)	(209)	(105)

Net income (loss) from continuing operations	(17)	177	345	(194)	(110)	(362)	(105)
Income (loss) from discontinued operations, net of tax expense (benefit)	11	(2)	(7)	13	650	18	257

Net income (loss)	(6)	175	338	(181)	(103)	(344)	(102)
Preferred stock dividends	4	4	19	—	—	(15)	(79)

Net income (loss) attributable to common stock	$(10)	$171	$319	$(181)	(106)%	$(329)	(103)%

Basic earnings (loss) per common share:
Continuing operations	$(.04)	$.32	$.67	$(.36)	(113)%	$(.71)	(106)%
Discontinued operations	.02	—	(.01)	.02	100	.03	300

Total	$(.02)	$.32	$.66	$(.34)	(106)%	$(.68)	(103)%

Diluted earnings (loss) per common share:
Continuing operations	$(.04)	$.32	$.64	$(.36)	(113)%	$(.68)	(106)%
Discontinued operations	.02	—	(.01)	.02	100	.03	300

Total	$(.02)	$.32	$.63	$(.34)	(106)%	$(.65)	(103)%

Dividends per common share	$.10	$—	$—	$.10	100%	$.10	100%

	Six Months
	Ended		Increase
	June 30,		(Decrease)
(Dollars in millions, except per share data)	2011	2010	$	%

Interest income:
FFELP Loans	$1,727	$1,682	$45	3%
Private Education Loans	1,204	1,141	63	6
Other loans	11	16	(5)	(31)
Cash and investments	10	11	(1)	(9)

Total interest income	2,952	2,850	102	4
Total interest expense	1,186	1,100	86	8

Net interest income	1,766	1,750	16	1
Less: provisions for loan losses	594	741	(147)	(20)

Net interest income after provisions for loan losses	1,172	1,009	163	16
Other income (loss):
Gains (losses) on sales of loans and securities, net	—	5	(5)	(100)
Gains (losses) on derivative and hedging activities, net	(752)	13	(765)	(5,885)
Servicing revenue	191	221	(30)	(14)
Contingency revenue	164	168	(4)	(2)
Gains on debt repurchases	38	181	(143)	(79)
Other income	25	12	13	108

Total other income (loss)	(334)	600	(934)	(156)
Expenses:
Operating expenses	572	597	(25)	(4)
Goodwill and acquired intangible assets impairment and amortization expense	12	19	(7)	(37)
Restructuring expenses	5	43	(38)	(88)

Total expenses	589	659	(70)	(11)
Income from continuing operations before income tax expense	249	950	(701)	(74)
Income tax expense	90	358	(268)	(75)

Net income from continuing operations	159	592	(433)	(73)
Net income (loss) from discontinued operations, net of tax benefit	10	(14)	24	171

Net income	169	578	(409)	(71)
Preferred stock dividends	8	37	(29)	(78)

Net income attributable to common stock	$161	$541	$(380)	(70)%

Basic earnings (loss) per common share:
Continuing operations	$.29	$1.15	$(.86)	(75)%
Discontinued operations	.02	(.03)	.05	167

Total	$.31	$1.12	$(.81)	(72)%

Diluted earnings (loss) per common share:
Continuing operations	$.28	$1.11	$(.83)	(75)%
Discontinued operations	.02	(.03)	.05	167

Total	$.30	$1.08	$(.78)	(72)%

Dividends per common share	$.10	$—	$.10	100%

GAAP Balance Sheet (Unaudited)

	June 30,	March 31,	June 30,
(Dollars in millions, except per share data)	2011	2011	2010

Assets
FFELP Loans (net of allowance for losses of $189; $190 and $189, respectively)	$142,635	$145,558	$128,315
FFELP Stafford Loans Held-For-Sale	—	—	20,177
Private Education Loans (net of allowance for losses of $2,043; $2,034 and $2,042, respectively)	35,753	35,966	35,151
Cash and investments	5,284	4,763	7,680
Restricted cash and investments	6,075	6,393	6,253
Goodwill and acquired intangible assets, net	480	472	1,158
Other assets	10,130	10,203	8,585

Total assets	$200,357	$203,355	$207,319

Liabilities
Short-term borrowings	$30,766	$32,317	$46,472
Long-term borrowings	160,765	161,886	152,251
Other liabilities	3,814	3,945	3,509

Total liabilities	195,345	198,148	202,232

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million; and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million; and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Series C: 7.25% mandatory convertible preferred stock: 0; 0; and 810 thousand shares, respectively, issued at liquidation preference of $1,000 per share	—	—	810
Common stock, par value $.20 per share, 1.125 billion shares authorized:
529 million; 527 million; and 554 million shares, respectively, issued	106	105	111
Additional paid-in capital	4,114	4,092	5,123
Accumulated other comprehensive loss, net of tax benefit	(30)	(35)	(43)
Retained earnings	418	480	391

Total SLM Corporation stockholders’ equity before treasury stock	5,173	5,207	6,957
Common stock held in treasury: 10 million; 0 and 68 million shares, respectively	170	—	1,870

Total SLM Corporation stockholders’ equity	5,003	5,207	5,087
Noncontrolling interest	9	—	—

Total equity	5,012	5,207	5,087

Total liabilities and equity	$200,357	$203,355	$207,319

Consolidated Earnings Summary — GAAP-basis

Three Months Ended June 30, 2011 Compared with Three Months Ended June 30, 2010

For the three months ended June 30, 2011 and 2010, net income (loss) was $(6) million, or $(.02) diluted loss per common share, and $338 million, or $.63 diluted earnings per common share, respectively. The decrease in net income was primarily due to a $605 million increase in net losses on derivative and hedging activities and a $91 million decrease in gains on debt repurchases. These reductions were partially offset by a $63 million increase in net interest income after provisions for loan losses and a $61 million decrease in total expenses.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•	Net interest income decreased by $28 million primarily as a result of a $3.8 billion decline in the average balance of our student loan portfolio and higher funding costs.

•	Provisions for loan losses decreased by $91 million as a result of the improving performance of the Private Education Loan portfolio.

•	Net losses on derivatives and hedging activities increased by $605 million. The primary factors affecting the change in losses were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•	Servicing revenue decreased by $6 million primarily due to 2010 legislation that eliminated the origination of new FFELP Loans, thereby eliminating Guarantor issuance fees on new FFELP Loans. Outstanding FFELP Loans for which we earn additional fees also declined.

•	Gains on debt repurchases decreased $91 million year-over-year as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Operating expenses decreased $41 million primarily due to our ongoing cost savings initiative and an $18 million reduction in litigation contingency expenses. The second quarter of 2011 included $13 million of third-party servicing expenses related to the $25 billion loan portfolio acquisition on December 31, 2010 and $2 million of litigation contingency expenses. The second quarter of 2010 included $6 million of restructuring-related asset impairments and $20 million in litigation contingency expenses.

•	Restructuring expenses decreased $16 million primarily as a result of the substantial completion of our plan for restructuring the Company initiated during 2010 in response to legislation ending FFELP. Restructuring our operations in response to the elimination of FFELP required us to significantly reduce our operations and related operating costs associated with the origination of FFELP Loans. Restructuring expenses associated with continuing operations under this plan were $2 million in the second quarter of 2011 and $18 million in the second quarter of 2010. We currently expect to incur an estimated $9 million of additional restructuring costs in 2011. The majority of these expenses will be severance costs.

•	The effective tax rates for the second quarters of 2011 and 2010 were 36 percent and 37 percent, respectively.

•	Net income from discontinued operations, net in the three months ended June 30, 2011 increased $18 million primarily due to a higher yield on our Purchased Paper — Non-Mortgage portfolio as a result of higher than expected collections. At the end of 2010, we began actively marketing our Purchased Paper — Non-Mortgage business for sale and concluded it was probable this business would be sold within one year at which time we would exit the business. As a result, the results of operations of this business were required to be presented as discontinued operations beginning in the fourth quarter of 2010. Our Purchased Paper businesses are presented as discontinued operations for the current and prior periods. We are currently seeking bids for this portfolio and anticipate closing on the sale of the portfolio in the second half of 2011.

Six Months Ended June 30, 2011 Compared with Six Months Ended June 30, 2010

For the six months ended June 30, 2011 and 2010, net income was $169 million, or $.30 diluted earnings per common share, and $578 million, or $1.08 diluted earnings per common share, respectively. The decrease in net income for the six months ended June 30, 2011 as compared with the prior year period was primarily due to a $765 million increase in net losses on derivative and hedging activities and a $143 million decrease in gains on debt repurchases. These were partially offset by a $163 million increase in net interest income after provisions for loans losses and a $70 million decrease in total expenses.

The primary contributors to each of the identified drivers of changes in net income for the current six-month period compared with the year-ago six-month period are as follows:

•	Net interest income increased by $16 million primarily the result of incremental net interest income from the acquisition of $25 billion of securitized student loans on December 31, 2010, which was partially offset by higher funding costs.

•	Provisions for loan losses decreased by $147 million as a result of the improving performance of the Private Education Loan portfolio which was primarily driven by the improving credit quality of the portfolio as well as an overall improvement in the economy.

•	Net losses on derivatives and hedging activities increased by $765 million primarily due to interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during the period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivatives and hedging activities may vary significantly in future periods.

•	Servicing revenue decreased by $30 million primarily due to 2010 legislation that eliminated the origination of new FFELP Loans, thereby eliminating Guarantor issuance fees on new FFELP Loans. Outstanding FFELP Loans for which we earn additional fees also declined.

•	Gains on debt repurchases decreased $143 million as we repurchased less debt in the current period. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•	Other income increased by $13 million primarily due to an increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “losses on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Operating expenses decreased $25 million primarily as a result of our cost saving initiative. The first half of 2011 included $25 million of third-party servicing expenses related to the $25 billion loan portfolio acquisition on December 31, 2010, $12 million of litigation contingency expenses and $11 million from the acceleration of stock compensation. The first half of 2010 included $10 million of restructuring related impairments and $20 million of litigation contingency expenses.

•	Restructuring expenses decreased $38 million primarily the result of the substantial completion of our plan for restructuring the Company initiated during 2010 in response to legislation ending the FFELP.

•	The effective tax rates for six months ended June 30, 2011 and 2010 were 36 percent and 38 percent, respectively. The change in the effective tax rate for the six months ended June 30, 2011 was primarily driven by the impact of state tax rate changes recorded in the first half of 2010.

•	Net income from discontinued operations, net for the six months ended June 30, 2011 was $10 million compared with a net loss from discontinued operations of $14 million for the six months ended June 30, 2010. The change was primarily driven by a higher yield on our Purchased Paper — Non-Mortgage portfolio as a result of higher than expected collections.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items adjusted for in our “Core Earnings” presentations are: (1) our use of derivatives instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section entitled ‘“Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended June 30, 2011
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$721	$600	$—	$—	$—	$1,321	$129	$1,450
Other loans	—	—	—	5	—	5	—	5
Cash and investments	1	2	2	2	(2)	5	—	5

Total interest income	722	602	2	7	(2)	1,331	129	1,460
Total interest expense	357	201	—	14	(2)	570	22	592

Net interest income (loss)	365	401	2	(7)	—	761	107	868
Less: provisions for loan losses	23	265	—	3	—	291	—	291

Net interest income (loss) after provisions for loan losses	342	136	2	(10)	—	470	107	577
Servicing revenue	21	15	244	—	(187)	93	—	93
Contingency revenue	—	—	86	—	—	86	—	86
Gains on debt repurchases	—	—	—	—	—	—	—	—
Other income (loss)	—	—	11	3	—	14	(521)	(507)

Total other income (loss)	21	15	341	3	(187)	193	(521)	(328)
Expenses:
Direct operating expenses	192	73	121	—	(187)	199	—	199
Overhead expenses	—	—	—	69	—	69	—	69

Operating expenses	192	73	121	69	(187)	268	—	268
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	6	6
Restructuring expenses	—	1	—	1	—	2	—	2

Total expenses	192	74	121	70	(187)	270	6	276

Income (loss) from continuing operations, before income tax expense (benefit)	171	77	222	(77)	—	393	(420)	(27)
Income tax expense (benefit)(3)	63	28	82	(29)	—	144	(154)	(10)

Net income (loss) from continuing operations	108	49	140	(48)	—	249	(266)	(17)
Income from discontinued operations, net of taxes	—	—	—	11	—	11	—	11

Net income (loss)	$108	$49	$140	$(37)	$—	$260	$(266)	$(6)

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2011
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$107	$—	$107
Total other income (loss)	(521)	—	(521)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(414)	$(6)	(420)

Income tax benefit			(154)

Net loss			$(266)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2011
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$736	$604	$—	$—	$—	$1,340	$141	$1,481
Other loans	—	—	—	6	—	6	—	6
Cash and investments	1	3	3	1	(3)	5	—	5

Total interest income	737	607	3	7	(3)	1,351	141	1,492
Total interest expense	370	197	—	15	(3)	579	15	594

Net interest income (loss)	367	410	3	(8)	—	772	126	898
Less: provisions for loan losses	23	275	—	5	—	303	—	303

Net interest income (loss) after provisions for loan losses	344	135	3	(13)	—	469	126	595
Servicing revenue	25	17	245	—	(189)	98	—	98
Contingency revenue	—	—	78	—	—	78	—	78
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income (loss)	—	—	11	2	—	13	(233)	(220)

Total other income (loss)	25	17	334	66	(189)	253	(259)	(6)
Expenses:
Direct operating expenses	195	82	128	8	(189)	224	—	224
Overhead expenses	—	—	—	79	—	79	—	79

Operating expenses	195	82	128	87	(189)	303	—	303
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	6	6
Restructuring expenses	1	1	1	1	—	4	—	4

Total expenses	196	83	129	88	(189)	307	6	313

Income (loss) from continuing operations, before income tax expense (benefit)	173	69	208	(35)	—	415	(139)	276
Income tax expense (benefit)(3)	64	25	76	(12)	—	153	(54)	99

Net income (loss) from continuing operations	109	44	132	(23)	—	262	(85)	177
Loss from discontinued operations, net of taxes	—	—	—	(2)	—	(2)	—	(2)

Net income (loss)	$109	$44	$132	$(25)	$—	$260	$(85)	$175

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2011
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$126	$—	$126
Total other income (loss)	(259)	—	(259)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(133)	$(6)	(139)

Income tax benefit			(54)

Net loss			$(85)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended June 30, 2010
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$744	$575	$—	$—	$—	$1,319	$132	$1,451
Other loans	—	—	—	7	—	7	—	7
Cash and investments	2	4	4	1	(4)	7	—	7

Total interest income (loss)	746	579	4	8	(4)	1,333	132	1,465
Total interest expense	382	183	—	11	(4)	572	(3)	569

Net interest income (loss)	364	396	4	(3)	—	761	135	896
Less: provisions for loan losses	29	349	—	4	—	382	—	382

Net interest income (loss) after provisions for loan losses	335	47	4	(7)	—	379	135	514
Servicing revenue	15	21	228	—	(165)	99	—	99
Contingency revenue	—	—	88	—	—	88	—	88
Gains on debt repurchases	—	—	—	91	—	91	—	91
Other income	—	—	13	—	—	13	76	89

Total other income (loss)	15	21	329	91	(165)	291	76	367
Expenses:
Direct operating expenses	187	86	133	2	(165)	243	—	243
Overhead expenses	—	—	—	66	—	66	—	66

Operating expenses	187	86	133	68	(165)	309	—	309
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	10	10
Restructuring expenses	15	1	2	—	—	18	—	18

Total expenses	202	87	135	68	(165)	327	10	337

Income (loss) from continuing operations, before income tax expense (benefit)	148	(19)	198	16	—	343	201	544
Income tax expense (benefit)(3)	53	(7)	71	8	—	125	74	199

Net income (loss) from continuing operations	95	(12)	127	8	—	218	127	345
Loss from discontinued operations, net of taxes	—	—	—	(7)	—	(7)	—	(7)

Net income (loss)	$95	$(12)	$127	$1	$—	$211	$127	$338

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended June 30, 2010
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$135	$—	$135
Total other income	76	—	76
Goodwill and acquired intangible assets impairment and amortization	—	10	10

Total “Core Earnings” adjustments to GAAP	$211	$(10)	201

Income tax expense			74

Net income			$127

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2011
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$1,457	$1,204	$—	$—	$—	$2,661	$270	$2,931
Other loans	—	—	—	11	—	11	—	11
Cash and investments	2	5	5	3	(5)	10	—	10

Total interest income (loss)	1,459	1,209	5	14	(5)	2,682	270	2,952
Total interest expense	726	399	—	29	(5)	1,149	37	1,186

Net interest income (loss)	733	810	5	(15)	—	1,533	233	1,766
Less: provisions for loan losses	46	540	—	8	—	594	—	594

Net interest income (loss) after provisions for loan losses	687	270	5	(23)	—	939	233	1,172
Servicing revenue	46	32	489	—	(376)	191	—	191
Contingency revenue	—	—	164	—	—	164	—	164
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income	—	—	21	6	—	27	(754)	(727)

Total other income (loss)	46	32	674	70	(376)	446	(780)	(334)
Expenses:
Direct operating expenses	387	155	249	9	(376)	424	—	424
Overhead expenses	—	—	—	148	—	148	—	148

Operating expenses	387	155	249	157	(376)	572	—	572
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	12	12
Restructuring expenses	1	2	1	1	—	5	—	5

Total expenses	388	157	250	158	(376)	577	12	589

Income (loss) from continuing operations, before income tax expense (benefit)	345	145	429	(111)	—	808	(559)	249
Income tax expense (benefit)(3)	127	54	158	(41)	—	298	(208)	90

Net income (loss) from continuing operations	218	91	271	(70)	—	510	(351)	159
Income from discontinued operations, net of taxes	—	—	—	10	—	10	—	10

Net income (loss)	$218	$91	$271	$(60)	$—	$520	$(351)	$169

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2011
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$233	$—	$233
Total other income (loss)	(780)	—	(780)
Goodwill and acquired intangible assets impairment and amortization	—	12	12

Total “Core Earnings” adjustments to GAAP	$(547)	$(12)	(559)

Income tax benefit			(208)

Net loss			$(351)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Six Months Ended June 30, 2010
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$1,386	$1,141	$—	$—	$—	$2,527	$296	$2,823
Other loans	—	—	—	16	—	16	—	16
Cash and investments	4	6	8	1	(8)	11	—	11

Total interest income (loss)	1,390	1,147	8	17	(8)	2,554	296	2,850
Total interest expense	718	356	—	21	(8)	1,087	13	1,100

Net interest income (loss)	672	791	8	(4)	—	1,467	283	1,750
Less: provisions for loan losses	52	674	—	15	—	741	—	741

Net interest income (loss) after provisions for loan losses	620	117	8	(19)	—	726	283	1,009
Servicing revenue	36	41	473	—	(329)	221	—	221
Contingency revenue	—	—	168	—	—	168	—	168
Gains on debt repurchases	—	—	—	181	—	181		181
Other income	—	—	24	11	—	35	(5)	30

Total other income (loss)	36	41	665	192	(329)	605	(5)	600
Expenses:
Direct operating expenses	375	166	252	4	(329)	468	—	468
Overhead expenses	—	—	—	129	—	129	—	129

Operating expenses	375	166	252	133	(329)	597	—	597
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	19	19
Restructuring expenses	33	3	5	2	—	43	—	43

Total expenses	408	169	257	135	(329)	640	19	659

Income (loss) from continuing operations, before income tax expense (benefit)	248	(11)	416	38	—	691	259	950
Income tax expense (benefit)(3)	89	(4)	149	18	—	252	106	358

Net income (loss) from continuing operations	159	(7)	267	20	—	439	153	592
Loss from discontinued operations, net of taxes	—	—	—	(14)	—	(14)	—	(14)

Net income (loss)	$159	$(7)	$267	$6	$—	$425	$153	$578

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Six Months Ended June 30, 2010
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$283	$—	$283
Total other income (loss)	(5)	—	(5)
Goodwill and acquired intangible assets impairment and amortization	—	19	19

Total “Core Earnings” adjustments to GAAP	$278	$(19)	259

Income tax benefit			106

Net loss			$153

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income, and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

“Core Earnings”	$260	$260	$211	$520	$425
“Core Earnings” adjustments:
Net impact of derivative accounting	(414)	(133)	211	(547)	278
Net impact of goodwill and acquired intangibles	(6)	(6)	(10)	(12)	(19)

Total “Core Earnings” adjustments before income tax effect	(420)	(139)	201	(559)	259
Net income tax effect	154	54	(74)	208	(106)

Total “Core Earnings” adjustments	(266)	(85)	127	(351)	153

GAAP net income (loss)	$(6)	$175	$338	$169	$578

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP. To a lesser extent, these periodic unrealized gains and losses are also a result of ineffectiveness recognized related to effective hedges. These unrealized gains and losses occur in our FFELP Loans, Consumer Lending and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting on our net income for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010, when compared with the accounting principles employed in all years prior to the adoption of ASC 815 related to accounting for derivative financial instruments.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(510)	$(242)	$95	$(752)	$13
Plus: Realized losses on derivative and hedging activities, net(1)	185	186	226	371	431

Unrealized gains (losses) on derivative and hedging activities, net	(325)	(56)	321	(381)	444
Amortization of net premiums on Floor Income contracts in net interest income	(74)	(85)	(90)	(159)	(144)
Other derivative accounting adjustments to reflect economic impact	(15)	8	(20)	(7)	(22)

Total net impact derivative accounting(2)	$(414)	$(133)	$211	$(547)	$278

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

The derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(202)	$(226)	$(222)	$(428)	$(433)
Net settlement income on interest rate swaps reclassified to net interest income	17	16	(5)	33	2
Foreign exchange derivatives losses reclassified to other income	—	(1)	1	(1)	1
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	25	—	25	(1)

Total reclassifications of realized losses on derivative and hedging activities	(185)	(186)	(226)	(371)	(431)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(325)	(56)	321	(381)	444

Losses on derivative and hedging activities, net	$(510)	$(242)	$95	$(752)	$13

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Floor Income Contracts	$(277)	$151	$(42)	$(126)	$(23)
Basis swaps	25	(6)	263	19	326
Foreign currency hedges	(110)	(194)	99	(304)	107
Other	37	(7)	1	30	34

Total unrealized gains (losses) on derivative and hedging activities, net	$(325)	$(56)	$321	$(381)	$444

2)	Goodwill and Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. The following table summarizes the acquired intangible adjustments for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

“Core Earnings” goodwill and acquired intangibles adjustments(1):
Amortization of acquired intangibles from continuing operations	$(6)	$(6)	$(10)	$(12)	$(19)

Total “Core Earnings” goodwill and acquired intangibles adjustments	$(6)	$(6)	$(10)	$(12)	$(19)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Segment Earnings Summary — “Core Earnings” Basis

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

								% Increase
	Quarters Ended			% Increase (Decrease)		Six Months Ended		(Decrease)
				June 30, 2011	June 30, 2011			June 30, 2011
	June 30,	March 31,	June 30,	vs.	vs.	June 30,	June 30,	vs.
(Dollars in millions)	2011	2011	2010	Mar. 31, 2011	June 30, 2010	2011	2010	June 30, 2010

“Core Earnings” interest income:
FFELP Loans	$721	$736	$744	(2)%	(3)%	$1,457	$1,386	5%
Cash and investments	1	1	2	—	(50)	2	4	(50)

Total “Core Earnings” interest income	722	737	746	(2)	(3)	1,459	1,390	5
Total “Core Earnings” interest expense	357	370	382	(4)	(7)	726	718	1

Net “Core Earnings” interest income	365	367	364	(1)	—	733	672	9
Less: provisions for loan losses	23	23	29	—	(21)	46	52	(12)

Net “Core Earnings” interest income after provisions for loan losses	342	344	335	(1)	2	687	620	11
Servicing revenue	21	25	15	(16)	40	46	36	28
Direct operating expenses	192	195	187	(2)	3	387	375	3
Restructuring expenses	—	1	15	(100)	(100)	1	33	(97)

Total expenses	192	196	202	(2)	(5)	388	408	(5)

Income from continuing operations, before income tax expense	171	173	148	(1)	16	345	248	39
Income tax expense	63	64	53	(2)	19	127	89	43

“Core Earnings”	$108	$109	$95	(1)%	14%	$218	$159	37%

FFELP Loans “Core Earnings” Basis Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” basis net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

“Core Earnings” basis FFELP student loan yield	2.57%	2.63%	2.64%	2.60%	2.57%
Hedged Floor Income	.20	.23	.24	.22	.21
Unhedged Floor Income	.19	.08	.01	.13	.01
Consolidation Loan Rebate Fees	(.66)	(.66)	(.57)	(.66)	(.58)
Repayment Borrower Benefits	(.12)	(.10)	(.10)	(.11)	(.10)
Premium amortization	(.17)	(.15)	(.20)	(.16)	(.20)

“Core Earnings” basis FFELP student loan net yield	2.01	2.03	2.02	2.02	1.91
“Core Earnings” basis FFELP student loan cost of funds	(.96)	(.96)	(.97)	(.96)	(.93)

“Core Earnings” basis FFELP student loan spread	1.05	1.07	1.05	1.06	.98
“Core Earnings” basis FFELP other asset spread impact	(.07)	(.09)	(.10)	(.08)	(.09)

“Core Earnings” basis FFELP Loans net interest margin(1)	.98%	.98%	.95%	.98%	.89%

“Core Earnings” basis FFELP Loans net interest margin(1)	.98%	.98%	.95%	.98%	.89%
Adjustment for GAAP accounting treatment	.32	.35	.34	.34	.38

GAAP-basis FFELP Loans net interest margin	1.30%	1.33%	1.29%	1.32%	1.27%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)

FFELP Loans	$143,999	$147,381	$148,101	$145,681	$146,486
Other interest-earning assets	4,982	5,016	5,649	4,999	5,655

Total FFELP “Core Earnings” basis interest-earning assets	$148,981	$152,397	$153,750	$150,680	$152,141

The “Core Earnings” basis FFELP Loans net interest margin for the six months ended June 30, 2011 compared with the prior year period increased nine basis points which was primarily the result of an increase in Floor Income.

As of June 30, 2011, our FFELP Loan portfolio totaled approximately $142.6 billion, comprised of $52.8 billion of FFELP Stafford and $89.8 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.3 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 6 percent and 3 percent, respectively.

FFELP Provisions for Loan Losses and Loan Charge-Offs

The following tables summarize the FFELP Loan provisions for loan losses and FFELP Loan charge-offs for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

FFELP Loan provisions for loan losses	$23	$23	$29	$46	$52
FFELP Loan charge-offs	21	20	24	41	46

Operating Expenses — FFELP Loans Segment

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The increases in operating expenses in the three and six months ended June 30, 2011 compared with the three and six months ended June 30, 2010 were primarily the result of the increase in servicing costs related to the $25 billion loan portfolio acquisition on December 31, 2010. Operating expenses, excluding restructuring-related asset impairments, were 53 basis points and 49 basis points of average FFELP Loans in the quarters ended June 30, 2011 and June 30, 2010, respectively, and 54 basis points and 51 basis points for the six months ended June 30, 2011 and 2010, respectively.

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

								% Increase
	Quarters Ended			% Increase (Decrease)		Six Months Ended		(Decrease)
	June 30,	March 31,	June 30,	June 30, 2011 vs.	June 30, 2011 vs.	June 30,	June 30,	June 30, 2011 vs.
(Dollars in millions)	2011	2011	2010	Mar. 31, 2011	June 30, 2010	2011	2010	June 30, 2010

“Core Earnings” interest income:
Private Education Loans	$600	$604	$575	(1)%	4%	$1,204	$1,141	6%
Cash and investments	2	3	4	(33)	(50)	5	6	(17)

Total “Core Earnings” interest income	602	607	579	(1)	4	1,209	1,147	5
Total “Core Earnings” interest expense	201	197	183	2	10	399	356	12

Net “Core Earnings” interest income	401	410	396	(2)	1	810	791	2
Less: provisions for loan losses	265	275	349	(4)	(24)	540	674	(20)

Net “Core Earnings” interest income after provisions for loan losses	136	135	47	1	189	270	117	131
Servicing revenue	15	17	21	(12)	(29)	32	41	(22)
Direct operating expenses	73	82	86	(11)	(15)	155	166	(7)
Restructuring expenses	1	1	1	—	—	2	3	(33)

Total expenses	74	83	87	(11)	(15)	157	169	(7)

Income (loss) from continuing operations, before income tax expense (benefit)	77	69	(19)	12	505	145	(11)	1,418
Income tax expense (benefit)	28	25	(7)	12	500	54	(4)	1,450

“Core Earnings” (loss)	$49	$44	$(12)	11%	508%	$91	$(7)	1,400%

Consumer Lending “Core Earnings” Basis Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provisions for loan losses.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

“Core Earnings” basis Private Education Student Loan yield	6.29%	6.36%	6.05%	6.32%	6.02%
Discount amortization	.26	.26	.28	.26	.27

“Core Earnings” basis Private Education Loan net yield	6.55	6.62	6.33	6.58	6.29
“Core Earnings” basis Private Education Loan cost of funds	(2.02)	(1.97)	(1.72)	(1.99)	(1.70)

“Core Earnings” basis Private Education Loan spread	4.53	4.65	4.61	4.59	4.59
“Core Earnings” basis other asset spread impact	(.48)	(.54)	(.82)	(.51)	(.78)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.05%	4.11%	3.79%	4.08%	3.81%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.05%	4.11%	3.79%	4.08%	3.81%
Adjustment for GAAP accounting treatment	(.05)	(.04)	.04	(.05)	.02

GAAP-basis Consumer Lending net interest margin(1)	4.00%	4.07%	3.83%	4.03%	3.83%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)

Private Education Loans	$36,784	$37,006	$36,470	$36,894	$36,574
Other interest-earning assets	2,910	3,360	5,506	3,134	5,290

Total Consumer Lending “Core Earnings” basis interest-earning assets	$39,694	$40,366	$41,976	$40,028	$41,864

The Private Education Loan spread remained relatively consistent across all periods presented. The increase in the net interest margin for both the comparable prior year quarter and six month period was primarily the result of a decline in the average balance of our Other asset portfolio. The size of the Other asset portfolio, which is primarily securitization trust restricted cash and cash held at Sallie Mae Bank (the “Bank”), has decreased significantly since the first quarter 2010. This Other asset portfolio earns a negative yield and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases.

Private Education Loans Provisions for Loan Losses and Loan Charge-Offs

The following tables summarize the total Private Education Loans provisions for loan losses and charge-offs for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Private Education Loans provision for loan losses	$265	$275	$349	$540	$674
Private Education Loans charge-offs	263	273	336	537	620

The continuing improvements for all periods presented above are primarily a result of the improving credit quality of the portfolio as well as an overall improvement to the U.S. economy. The Private Education Loan portfolio experienced a significant increase in delinquencies through the first quarter of 2010 (delinquencies as a percentage of loans in repayment were 12.2 percent at March 31, 2010); since then delinquencies as a percentage of loans in repayment have declined to 10.0 percent at June 30, 2011. Private Education Loans in forbearance as a percentage of loans in repayment and forbearance increased to 4.7 percent from the prior quarter’s 4.6 percent and decreased from the year-ago quarter’s 5.3 percent. Charge-offs as a percentage of loans in repayment have declined significantly from 5.3 percent in the second quarter 2010 to 3.7 percent in the second quarter of 2011. The Private Education Loan allowance coverage of annual charge-offs ratio was 1.9 at June 30, 2011 compared with 1.5 at June 30, 2010. The allowance for loan losses as a percentage of ending Private Education Loans in repayment decreased from 7.9 percent at June 30, 2010 to 7.1 percent at June 30, 2011. We analyzed changes in the key ratios when determining the appropriate Private Education Loan allowance for loan losses.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The decreases in operating expenses in the three and six months ended June 30, 2011 compared with the three and six months ended June 30, 2010 were primarily the result of our cost cutting initiatives. Operating expenses, excluding restructuring-related asset impairments, were 80 basis points and 95 basis points of average Private Education Loans in the quarters ended June 30, 2011 and June 30, 2010, respectively, and 85 basis points and 92 basis points of average Private Education Loans in the six months ended June 30, 2011 and 2010, respectively.

Business Services Segment

The following tables include “Core Earnings” results for our Business Services segment.

								% Increase
	Quarters Ended			% Increase (Decrease)		Six Months Ended		(Decrease)
	June 30,	March 31,	June 30,	June 30, 2011 vs.	June 30, 2011 vs.	June 30,	June 30,	June 30, 2011 vs.
(Dollars in millions)	2011	2011	2010	Mar. 31, 2011	June 30, 2010	2011	2010	June 30, 2010

Net interest income after provision	$2	$3	$4	(33)%	(50)%	$5	$8	(38)%
Servicing revenue:
Intercompany loan servicing	187	189	165	(1)	13	376	329	14
Third-party loan servicing	20	21	17	(5)	18	40	36	11
Account asset servicing	19	19	19	—	—	38	35	9
Campus Solutions	3	7	4	(57)	(25)	10	12	(17)
Guarantor servicing	15	9	23	67	(35)	25	61	(59)

Total servicing revenue	244	245	228	—	7	489	473	3
Contingency revenue	86	78	88	10	(2)	164	168	(2)
Transaction fees	11	11	12	—	(8)	20	23	(13)
Other	—	—	1	—	(100)	1	1	—

Total other income	341	334	329	2	4	674	665	1
Direct operating expenses	121	128	133	(5)	(9)	249	252	(1)
Restructuring expenses	—	1	2	(100)	(100)	1	5	(80)

Total expenses	121	129	135	(6)	(10)	250	257	(3)

Income from continuing operations, before income tax expense	222	208	198	7	12	429	416	3
Income tax expense	82	76	71	8	15	158	149	6

“Core Earnings”	$140	$132	$127	6%	10%	$271	$267	1%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $142 billion and $134 billion for the quarters ended June 30, 2011 and June 30, 2010 and $143 billion and $133 billion for the six months ended June 30, 2011 and 2010, respectively. The increase in intercompany loan servicing revenue from the year-ago periods is primarily the result of the acquisition of the $25 billion FFELP Loan portfolio on December 31, 2010 which was partially offset by the amortization of the underlying portfolio as well as the FFELP Loans sold to ED as part of the Participation Program in 2010.

We are servicing approximately 3 million accounts under the ED Servicing Contract as of June 30, 2011. Loan servicing fees in the second quarter of 2011 and the second quarter of 2010 included $15 million and $10 million, respectively, of servicing revenue related to the ED Servicing Contract.

Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for our various 529 college-savings plans. Assets under administration in our 529 college savings plans totaled $38 billion as of June 30, 2011, a 59 percent increase from the year-ago quarter.

Campus Solutions revenue is earned from our Campus Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

The decrease in Guarantor servicing revenue compared with the year-ago quarter and six-month period was primarily due to the elimination of the FFELP in 2010 and our no longer earning Guarantor issuance fees as well as the lower balance of outstanding FFELP Loans on which we earn additional fees.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others.

	June 30,	March 31,	June 30,
(Dollars in millions)	2011	2011	2010

Student loans	$10,475	$10,393	$9,926
Other	2,042	1,883	2,358

Total	$12,517	$12,276	$12,284

Transaction fees are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members.

Revenues related to services performed on FFELP Loans accounted for 79 percent and 80 percent of total segment revenues for the quarters ended June 30, 2011 and June 30, 2010, respectively, and 79 percent and 80 percent, for the six months ended June 30, 2011 and 2010, respectively.

We recently launched Sallie Mae Insurances Services, which will offer directly to college students and higher education institutions tuition insurance, renters insurance and student health insurance. In conjunction with this initiative, on June 30, 2011, we acquired a 45 percent stake in Next Generation Insurance Company, a nationally licensed insurance agency. We also include a Tuition Insurance Benefit with our Smart Option Student Loan.

Operating Expenses — Business Services Segment

Operating expenses for the three and six months ended June 30, 2011 decreased from the three and six months ended June 30, 2011 primarily as a result of our cost cutting initiatives. Included in operating expenses for 2011 are approximately $12 million per quarter in third-party servicing costs associated with our acquisition of $25 billion in loans at the end of 2010. As we transition those loans onto our own servicing platform in second half of 2011 we expect the servicing costs associated with these loans to decline significantly as the loans are converted onto our servicing platform.

Other Segment

The following table includes “Core Earnings” results of our Other segment.

								% Increase
	Quarters Ended			% Increase (Decrease)		Six Months Ended		(Decrease)
	June 30,	March 31,	June 30,	June 30, 2011 vs.	June 30, 2011 vs.	June 30,	June 30,	June 30, 2011 vs.
(Dollars in millions)	2011	2011	2010	Mar. 31, 2011	June 30, 2010	2011	2010	June 30, 2010

Net interest loss after provision	$(10)	$(13)	$(7)	(23)%	43%	$(23)	$(19)	21%
Gains on debt repurchases	—	64	91	(100)	(100)	64	181	(65)
Other	3	2	—	50	100	6	11	(45)

Total income	3	66	91	(95)	(97)	70	192	(64)
Direct operating expenses	—	8	2	(100)	(100)	9	4	125
Overhead expenses:
Corporate overhead	38	49	34	(22)	12	87	66	32
Unallocated information technology costs	31	30	32	3	(3)	61	63	(3)

Total overhead expenses	69	79	66	(13)	5	148	129	15

Operating expenses	69	87	68	(21)	1	157	133	18
Restructuring expenses	1	1	—	—	100	1	2	(50)

Total expenses	70	88	68	(20)	3	158	135	17

Income (loss) from continuing operations, before income tax expense (benefit)	(77)	(35)	16	120	(581)	(111)	38	(392)
Income tax expense (benefit)	(29)	(12)	8	142	(463)	(41)	18	(328)

Net income (loss) from continuing operations	(48)	(23)	8	109	(700)	(70)	20	(450)
Income (loss) from discontinued operations, net of tax	11	(2)	(7)	650	257	10	(14)	171

“Core Earnings” (loss)	$(37)	$(25)	$1	48%	(3,800)%	$(60)	$6	(1,100)%

Purchased Paper Business

Our Purchased Paper businesses are presented as discontinued operations for the current and prior periods. (See “Consolidated Earnings Summary — GAAP-basis” for further discussion.)

The following table summarizes the carrying value of the Purchased Paper — Non-Mortgage portfolio:

	June 30,	March 31,	June 30,
(Dollars in millions)	2011	2011	2010

Carrying value of purchased paper	$63	$67	$207

Gains on Debt Repurchases

We began repurchasing our outstanding debt in the second quarter of 2008. We repurchased $60 million and $1.4 billion face amount of our senior unsecured notes for the quarters ended June 30, 2011 and June 30, 2010, respectively, and $885 million and $2.7 billion for the six months ended June 30, 2011 and 2010, respectively.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock option expense. Unallocated information technology costs are related to infrastructure and operations.

The increase in corporate overhead for the six-month period ended June 30, 2011 compared with the six-month period ended June 30, 2010, was primarily the result of a change in the terms of our stock compensation plans and restructuring-related consulting expenses incurred in the first half of 2011. In the first quarter of 2011, we changed our stock compensation plans so that retirement eligible employees would not forfeit unvested stock compensation upon their retirement. This change had the effect of accelerating the future stock compensation expenses associated with these unvested stock grants into the current period for those employees that are retirement-eligible. This change in terms was the primary reason for the decrease in corporate overhead of $11 million from the prior quarter.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit performance indicators related to our Consumer Lending portfolio.

Subsequent to the adoption of the new consolidation accounting guidance on January 1, 2010, our GAAP and “Core Earnings” loan portfolios are identical, as all of our securitization trusts are treated as on-balance sheet for GAAP now. Hence, in referencing the total loan portfolio, ending and average loan balances, provision for loan losses and charge-offs, we no longer distinguish between the two as they are the same, unless otherwise noted.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	June 30, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total student loan portfolio:
In-school	$4,109	$—	$4,109	$2,341	$6,450
Grace and repayment	47,933	89,006	136,939	35,176	172,115

Total, gross	52,042	89,006	141,048	37,517	178,565
Unamortized premium/(discount)	901	875	1,776	(861)	915
Receivable for partially charged-off loans	—	—	—	1,140	1,140
Allowance for losses	(119)	(70)	(189)	(2,043)	(2,232)

Total student loan portfolio	$52,824	$89,811	$142,635	$35,753	$178,388

% of total FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	March 31, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total student loan portfolio:
In-school	$6,073	$—	$6,073	$3,412	$9,485
Grace and repayment	47,477	90,366	137,843	34,374	172,217

Total, gross	53,550	90,366	143,916	37,786	181,702
Unamortized premium/(discount)	937	895	1,832	(876)	956
Receivable for partially charged-off loans	—	—	—	1,090	1,090
Allowance for losses	(121)	(69)	(190)	(2,034)	(2,224)

Total student loan portfolio	$54,366	$91,192	$145,558	$35,966	$181,524

% of total FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	June 30, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total student loan portfolio:
In-school	$19,002	$—	$19,002	$4,643	$23,645
Grace and repayment	47,422	79,509	126,931	32,567	159,498

Total, gross	66,424	79,509	145,933	37,210	183,143
Unamortized premium/(discount)	1,155	1,593	2,748	(905)	1,843
Receivable for partially charged-off loans	—	—	—	888	888
Allowance for losses	(122)	(67)	(189)	(2,042)	(2,231)

Total student loan portfolio	$67,457	$81,035	$148,492	$35,151	$183,643

% of total FFELP	45%	55%	100%
% of total	37%	44%	81%	19%	100%

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended June 30, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total	$53,667	$90,332	$143,999	$36,784	$180,783
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	Quarter Ended March 31, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total	$55,535	$91,846	$147,381	$37,006	$184,387
% of FFELP	38%	62%	100%
% of total	30%	50%	80%	20%	100%

	Quarter Ended June 30, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total	$66,488	$81,613	$148,101	$36,470	$184,571
% of FFELP	45%	55%	100%
% of total	36%	44%	80%	20%	100%

	Six Months Ended June 30, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total	$54,597	$91,084	$145,681	$36,894	$182,575
% of FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	Six Months Ended June 30, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total	$64,339	$82,147	$146,486	$36,574	$183,060
% of FFELP	44%	56%	100%
% of total	35%	45%	80%	20%	100%

Student Loan Activity

	Three Months Ended June 30, 2011
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance	$54,366	$91,192	$145,558	$35,966	$181,524
Acquisitions and originations	190	58	248	292	540
Capitalized interest and premium/discount amortization	360	370	730	330	1,060
Consolidations to third parties	(730)	(280)	(1,010)	(15)	(1,025)
Sales	(192)	—	(192)	—	(192)
Repayments/defaults/other	(1,170)	(1,529)	(2,699)	(820)	(3,519)

Ending balance	$52,824	$89,811	$142,635	$35,753	$178,388

	Three Months Ended March 31, 2011
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	103	247	350	929	1,279
Capitalized interest and premium/discount amortization	322	371	693	294	987
Consolidations to third parties	(851)	(278)	(1,129)	(17)	(1,146)
Sales	(189)	—	(189)	—	(189)
Repayments/defaults/other	(1,271)	(1,545)	(2,816)	(896)	(3,712)

Ending balance	$54,366	$91,192	$145,558	$35,966	$181,524

	Three Months Ended June 30, 2010
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance	$64,346	$82,178	$146,524	$35,362	$181,886
Acquisitions and originations	4,935	—	4,935	252	5,187
Capitalized interest and premium/discount amortization	336	349	685	365	1,050
Consolidations to third parties	(480)	(207)	(687)	(10)	(697)
Sales	(90)	—	(90)	—	(90)
Repayments/defaults/other	(1,590)	(1,285)	(2,875)	(818)	(3,693)

Ending balance	$67,457	$81,035	$148,492	$35,151	$183,643

	Six Months Ended June 30, 2011
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Acquisitions and originations	293	305	598	1,221	1,819
Capitalized interest and premium/discount amortization	682	741	1,423	624	2,047
Consolidations to third parties	(1,581)	(558)	(2,139)	(32)	(2,171)
Sales	(381)	—	(381)	—	(381)
Repayments/defaults/other	(2,441)	(3,074)	(5,515)	(1,716)	(7,231)

Ending balance	$52,824	$89,811	$142,635	$35,753	$178,388

	Six Months Ended June 30, 2010
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance — GAAP-basis	$52,675	$68,379	$121,054	$22,753	$143,807
Consolidation of off-balance sheet loans(1)	5,500	14,797	20,297	12,341	32,638

Beginning balance — total portfolio	58,175	83,176	141,351	35,094	176,445
Acquisitions and originations	13,132	—	13,132	1,062	14,194
Capitalized interest and premium/discount amortization	598	684	1,282	677	1,959
Consolidations to third parties	(947)	(374)	(1,321)	(22)	(1,343)
Sales	(166)	—	(166)	—	(166)
Repayments/defaults/other	(3,335)	(2,451)	(5,786)	(1,660)	(7,446)

Ending balance	$67,457	$81,035	$148,492	$35,151	$183,643

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

Private Education Loan Originations

Total Private Education Loan originations increased 21 percent from the year-ago quarter to $264 million in the quarter ended June 30, 2011 and 14 percent in the first six months of 2011 compared with the year-ago period.

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Private Education Loan originations	$264	$940	$219	$1,204	$1,058

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	June 30,		March 31,		June 30,
	2011		2011		2010
(Dollars in millions)	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$7,216		$8,323		$10,051
Loans in forbearance(2)	1,430		1,343		1,437
Loans in repayment and percentage of each status:
Loans current	25,994	90.0%	25,195	89.6%	22,669	88.2%
Loans delinquent 31-60 days(3)	963	3.4	930	3.3	948	3.7
Loans delinquent 61-90 days(3)	575	2.0	564	2.0	604	2.3
Loans delinquent greater than 90 days(3)	1,339	4.6	1,431	5.1	1,501	5.8

Total Private Education Loans in repayment	28,871	100.0%	28,120	100.0%	25,722	100.0%

Total Private Education Loans, gross	37,517		37,786		37,210
Private Education Loan unamortized discount	(861)		(876)		(905)

Total Private Education Loans	36,656		36,910		36,305
Private Education Loan receivable for partially charged-off loans	1,140		1,090		888
Private Education Loan allowance for losses	(2,043)		(2,034)		(2,042)

Private Education Loans, net	$35,753		$35,966		$35,151

Percentage of Private Education Loans in repayment		77.0%		74.4%		69.1%

Delinquencies as a percentage of Private Education Loans in repayment		10.0%		10.4%		11.9%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.7%		4.6%		5.3%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		66.0%		66.2%		58.4%

(1)	Loans for borrowers who may still be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010.

	Quarters Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Allowance at beginning of period — GAAP-basis	$2,034	$2,021	$2,019	$2,022	$1,443
Consolidation of off-balance sheet loans(1)	—	—	—	—	524

Allowance at beginning of period — total portfolio	2,034	2,021	2,019	2,022	1,967
Provision for Private Education Loan losses	265	275	349	540	674
Charge-offs	(263)	(273)	(336)	(537)	(620)
Reclassification of interest reserve	7	11	10	18	21

Allowance at end of period	$2,043	$2,034	$2,042	$2,043	$2,042

Charge-offs as a percentage of average loans in repayment (annualized)	3.7%	3.9%	5.3%	3.8%	5.0%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.5%	3.8%	5.1%	3.6%	4.8%
Allowance as a percentage of the ending total loan balance	5.3%	5.2%	5.4%	5.3%	5.4%
Allowance as a percentage of ending loans in repayment	7.1%	7.2%	7.9%	7.1%	7.9%
Average coverage of charge-offs (annualized)	1.9	1.8	1.5	1.9	1.6
Ending total loans(2)	$38,657	$38,876	$38,098	$38,657	$38,098
Average loans in repayment	$28,489	$28,127	$25,179	$28,309	$24,914
Ending loans in repayment	$28,871	$28,120	$25,722	$28,871	$25,722

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

(2)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for the traditional and non-traditional Private Education Loans at June 30, 2011, December 31, 2010 and June 30, 2010.

	June 30, 2011			March 31, 2011			June 30, 2010
		Non-			Non-			Non-
(Dollars in millions)	Traditional	Traditional	Total	Traditional	Traditional	Total	Traditional	Traditional	Total

Ending total loans(1)	$34,419	$4,238	$38,657	$34,563	$4,313	$38,876	$33,541	$4,557	$38,098
Ending loans in repayment	26,134	2,738	28,872	25,401	2,719	28,120	22,898	2,824	25,722
Private Education Loan allowance for losses	1,363	680	2,043	1,298	736	2,034	1,168	874	2,042
Charge-offs as a percentage of average loans in repayment (annualized)	2.8%	12.5%	3.7%	2.9%	13.4%	3.9%	3.7%	18.7%	5.3%
Allowance as a percentage of total ending loan balance	4.0%	16.0%	5.3%	3.8%	17.1%	5.2%	3.5%	19.2%	5.4%
Allowance as a percentage of ending loans in repayment	5.2%	24.8%	7.1%	5.1%	27.1%	7.2%	5.1%	31.0%	7.9%
Average coverage of charge-offs (annualized)	1.9	2.0	1.9	1.8	2.0	1.8	1.4	1.7	1.5
Delinquencies as a percentage of Private Education Loans in repayment	8.3%	25.9%	10.0%	8.7%	26.4%	10.4%	9.7%	29.6%	11.9%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.7%	13.2%	4.6%	4.1%	14.4%	5.1%	4.6%	16.1%	5.8%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.5%	7.0%	4.7%	4.4%	6.5%	4.6%	5.1%	7.2%	5.3%
Loans that entered repayment during the period(2)	$1,010	$103	$1,113	$1,519	$86	$1,605	$1,339	$153	$1,492
Percentage of Private Education Loans with a cosigner	64%	29%	60%	64%	29%	60%	62%	28%	58%
Average FICO at origination	725	624	716	725	623	716	725	623	714

(1)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At June 30, 2011, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.8 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.3 percent for loans that have been in active repayment status for more than 48 months. Approximately 83 percent of our “Core Earnings” basis Private Education Loans in forbearance status has been in active repayment status less than 25 months.

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in
June 30, 2011	1 to 12	13 to 24	25 to 36	37 to 48	More than 48	Repayment	Total

Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$7,216	$7,216
Loans in forbearance	990	200	118	57	65	—	1,430
Loans in repayment — current	8,254	5,844	4,131	3,040	4,725	—	25,994
Loans in repayment — delinquent 31-60 days	487	192	127	65	92	—	963
Loans in repayment — delinquent 61-90 days	327	108	66	32	42	—	575
Loans in repayment — delinquent greater than 90 days	735	281	150	73	100	—	1,339

Total	$10,793	$6,625	$4,592	$3,267	$5,024	$7,216	37,517

Unamortized discount							(861)
Receivable for partially charged-off loans							1,140
Allowance for loan losses							(2,043)

Total Private Education Loans, net							$35,753

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	3.0%	2.6%	1.8%	1.3%	—%	4.7%

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in
March 31, 2011	1 to 12	13 to 24	25 to 36	37 to 48	More than 48	Repayment	Total

Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$8,323	$8,323
Loans in forbearance	967	172	99	48	57	—	1,343
Loans in repayment — current	7,912	5,883	4,136	2,864	4,400	—	25,195
Loans in repayment — delinquent 31-60 days	460	201	122	62	85	—	930
Loans in repayment — delinquent 61-90 days	336	104	57	28	39	—	564
Loans in repayment — delinquent greater than 90 days	803	304	150	73	101	—	1,431

Total	$10,478	$6,664	$4,564	$3,075	$4,682	$8,323	37,786

Unamortized discount							(876)
Receivable for partially charged-off loans							1,090
Allowance for loan losses							(2,034)

Total Private Education Loans, net							$35,966

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	2.6%	2.2%	1.6%	1.2%	—%	4.6%

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in
June 30, 2010	1 to 12	13 to 24	25 to 36	37 to 48	More than 48	Repayment	Total

Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$10,051	$10,051
Loans in forbearance	1,087	175	86	41	48	—	1,437
Loans in repayment — current	8,761	4,791	3,521	2,311	3,285	—	22,669
Loans in repayment — delinquent 31-60 days	563	174	94	50	67	—	948
Loans in repayment — delinquent 61-90 days	395	101	49	26	33	—	604
Loans in repayment — delinquent greater than 90 days	975	282	112	55	77	—	1,501

Total	$11,781	$5,523	$3,862	$2,483	$3,510	$10,051	37,210

Unamortized discount							(905)
Receivable for partially charged-off loans							888
Allowance for loan losses							(2,042)

Total Private Education Loans, net							$35,151

Loans in forbearance as a percentage of loans in repayment and forbearance	9.2%	3.2%	2.2%	1.7%	1.4%	—%	5.3%

As we have obtained further experience about the effectiveness of forbearance, we have reduced the amount of time a loan will spend in forbearance, thereby increasing our ongoing contact with the borrower to encourage consistent repayment behavior once the loan is returned to a current repayment status. As a result, the balance of loans in a forbearance status as of month-end has decreased since 2008. The monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance increased to 5.0 percent in the second quarter of 2011 compared with the year-ago quarter of 4.5 percent. As of June 30, 2011, 2.5 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of June 30, 2011 (borrowers made payments on approximately 20 percent of these loans immediately prior to being granted forbearance).

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through provision expense with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 and the six months ended June 30, 2011 and 2010.

	Quarters Ended			Six Months Ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Receivable at beginning of period — GAAP-basis	$1,090	$1,039	$797	$1,039	$499
Consolidation of off-balance sheet trusts(1)	—	—	—	—	229

Receivable at beginning of period	1,090	1,039	797	1,039	728
Expected future recoveries of current period defaults(2)	94	98	121	192	222
Recoveries(3)	(37)	(40)	(24)	(77)	(49)
Charge-offs(4)	(7)	(7)	(6)	(14)	(13)

Receivable at end of period	$1,140	$1,090	$888	$1,140	$888

(1)	Upon the adoption of the new consolidation accounting guidance on January 1, 2010, we consolidated all of our off-balance sheet securitization trusts.

(2)	Remaining loan balance expected to be collected from contractual loan balances partially charged off during the period. This is the difference between the defaulted loan balance and the amount of the defaulted loan balance that was charged off.

(3)	Current period cash collections of amounts originally expected to be recovered.

(4)	Represents the current period recovery shortfall. This is the difference between what was expected to be collected and what was actually collected.

Funding, Liquidity and Capital

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.5 billion of senior unsecured notes to mature in the next twelve months, primarily through our current cash and investment position and very predictable operating cash flows provided by earnings and repayment of principal on unencumbered student loan assets, distributions from our securitization trusts (including servicing fees which are priority payments within the trusts), as well as drawdowns under the FFELP ABCP Facilities and the facility with the Federal Home Loan Bank in Des Moines (the “FHLB-DM Facility”), the issuance of term ABS, the collection of additional term bank deposits and the issuance of unsecured debt.

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term on a programmatic basis. We have $1.4 billion of cash at the Bank as of June 30, 2011 available to fund future originations.

Sources of Liquidity and Available Capacity

The following tables detail our main sources of primary liquidity and our main sources of secondary liquidity (unused secured credit facilities contingent upon obtaining eligible collateral) outstanding at June 30, 2011, March 31, 2011 and December 31, 2010 and the average balances for the three months ended June 30, 2011, March 31, 2011 and June 30, 2010 and for the six months ended June 30, 2011 and 2010.

	As of
(Dollars in millions)	June 30, 2011	March, 31, 2011	December 31, 2010

Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$4,145	$3,872	$4,342
Investments	83	79	85

Total unrestricted cash and liquid investments(1)	$4,228	$3,951	$4,427
Unencumbered FFELP Loans	$855	$2,387	$1,441
Sources of secondary liquidity contingent on obtaining eligible collateral:
Unused secured credit facilities: FFELP ABCP Facilities and FHLB-DM Facility(2)	$10,728	$11,686	$12,601

(1)	At June 30, 2011, March 31, 2011 and December 31, 2010, ending balances include $1.4 billion, $1.1 billion and $2.0 billion, respectively, of cash and liquid investments at the Bank. This cash will be used primarily to originate or acquire student loans.

(2)	Current borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility is determined based on qualifying collateral from the unencumbered FFELP Loans reported in primary liquidity above. Additional borrowing capacity would primarily be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. The total amount we can borrow is contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

	Average Balances
	Quarters Ended			Average Balances
	June 30,	March 31,	June 30,	Six Months Ended June 30,
(Dollars in millions)	2011	2011	2010	2011	2010

Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$3,404	$4,231	$6,311	$3,815	$6,162
Investments	101	78	99	90	101

Total unrestricted cash and liquid investments(1)	$3,505	$4,309	$6,410	$3,905	$6,263
Unused bank lines of credit	$—	$—	$2,298	$—	$2,889
Unencumbered FFELP Loans	$1,673	$2,180	$1,995	$1,925	$2,092
Sources of secondary liquidity contingent on obtaining eligible collateral:
Unused secured credit facilities: FFELP ABCP Facilities and FHLB-DM Facility(2)	$11,408	$12,046	$13,728	$11,725	$11,983

(1)	For the three months ended June 30, 2011, March 31, 2011 and June 30, 2010, average balances include $1.0 billion, $1.4 billion and $2.7 billion, respectively, of cash and liquid investments at the Bank. For the six months ended June 30, 2011 and 2010, average balances include $1.2 billion and $2.4 billion, respectively, of cash and liquid investments at the Bank.

(2)	Current borrowing capacity under the FFELP ABCP Facilities and FHLB-DM Facility is based on qualifying collateral from the unencumbered FFELP Loans reported in primary liquidity above. Additional borrowing capacity would primarily be used to fund FFELP Loan portfolio acquisitions and to refinance FFELP Loans used as collateral in the ED Conduit Program Facility. The total amount we can borrow is contingent upon obtaining eligible collateral. If we use our unencumbered FFELP Loans as collateral to borrow against these facilities, the remaining amount we could borrow is reduced accordingly.

In addition to the assets listed in the table above, we hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. At June 30, 2011, we had a total of $21.4 billion of unencumbered assets (which includes the assets that comprise our primary liquidity and are available to serve as collateral for our secondary liquidity), excluding goodwill and acquired intangibles. Total student loans, net, comprised $11.4 billion of our unencumbered assets of which $10.5 billion and $.9 billion related to Private Education Loans, net and FFELP Loans, net, respectively.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

	June 30,	March 31,	June 30,
(Dollars in billions)	2011	2011	2010

Net assets of consolidated variable interest entities (encumbered assets)	$12.4	$12.6	$13.1
Tangible unencumbered assets(1)	21.4	24.1	26.7
Unsecured debt	(24.9)	(27.3)	(31.7)
Mark-to-market on unsecured hedged debt(2)	(1.6)	(1.4)	(1.5)
Other liabilities, net	(2.8)	(3.3)	(1.5)

Total tangible equity	$4.5	$4.7	$5.1

(1)	Excludes goodwill and acquired intangible assets.

(2)	At June 30, 2011, March 31, 2011 and June 30, 2010, there were $1.4 billion, $1.3 billion and $1.3 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings at June 30, 2011, March 31, 2011 and June 30, 2010.

	June 30, 2011			March 31, 2011			June 30, 2010
			Total			Total			Total
			‘‘Core			‘‘Core			‘‘Core
	Short	Long	Earnings”	Short	Long	Earnings”	Short	Long	Earnings”
(Dollars in millions)	Term	Term	Basis	Term	Term	Basis	Term	Term	Basis

Unsecured borrowings:
Senior unsecured debt	$2,464	$16,787	$19,251	$3,741	$16,894	$20,635	$5,544	$19,681	$25,225
Brokered deposits	1,550	1,654	3,204	1,324	2,808	4,132	1,687	3,291	4,978
Retail and other deposits	1,487	—	1,487	1,500	—	1,500	432	—	432
Other(1)	1,004	—	1,004	1,064	—	1,064	1,095	—	1,095

Total unsecured borrowings	6,505	18,441	24,946	7,629	19,702	27,331	8,758	22,972	31,730

Secured borrowings:
FFELP Loans securitizations	—	109,524	109,524	—	111,042	111,042	—	99,959	99,959
Private Education Loans securitizations	—	21,815	21,815	—	20,983	20,983	—	21,414	21,414
ED Conduit Program facility	22,756	—	22,756	23,573	—	23,573	15,873	—	15,873
ED Participation Program facility	—	—	—	—	—	—	19,856	—	19,856
ABCP borrowings	314	5,000	5,314	325	4,671	4,996	1,238	5,000	6,238
Acquisition financing(2)	—	1,010	1,010	—	1,064	1,064	—	—	—
FHLB-DM facility	1,000	—	1,000	525	—	525	575	—	575
Indentured trusts	—	1,125	1,125	—	1,187	1,187	47	1,415	1,462

Total secured borrowings	24,070	138,474	162,544	24,423	138,947	163,370	37,589	127,788	165,377

Total	$30,575	$156,915	$187,490	$32,052	$158,649	$190,701	$46,347	$150,760	$197,107

(1)	“Other” primarily consists of cash collateral held related to derivative exposures that are recorded as a short-term debt obligation.

(2)	Seller financing related to the acquisition of $25 billion of student loans.

Transactions during the Second-Quarter 2011

On June 30, 2011, we completed an $825 million Private Education Loan ABS transaction at an all-in LIBOR equivalent cost of one-month LIBOR plus 1.89 percent. This issue has a weighted average life of 4.0 years and an initial overcollateralization of approximately 18 percent.

On May 26, 2011, we completed an $821 million FFELP ABS transaction at an all-in LIBOR equivalent cost of one-month LIBOR plus 1.15 percent. This issue has a weighted average life of 5.8 years and an initial overcollateralization of approximately 3 percent.

On April 26, 2011, we completed a $562 million Private Education Loan ABS transaction at an all-in LIBOR equivalent cost of one-month LIBOR plus 1.99 percent. This issue has a weighted average life of 3.8 years and an initial overcollateralization of approximately 21 percent.

We also repurchase our outstanding unsecured debt in both open-market repurchases and public tender offers. Repurchasing debt helps us to better manage our short-term and long-term funding needs by utilizing current excess liquidity to reduce future obligations related to our unsecured borrowings at favorable pricing. In the second quarter of 2011 we repurchased $60 million face amount of our senior unsecured notes in the aggregate, with maturity dates ranging from 2011 to 2014, which resulted in a total gain of $0.3 million.

In the second-quarter 2011, we utilized $156 million to repurchase 9.6 million common shares on the open market as part of our $300 million share repurchase program announced in April. We declared and paid a $.10 per share dividend during the second quarter of 2011.

Recently Issued Accounting Standards — Troubled Debt Restructurings

In April 2011, the Financial Accounting Standards Board issued Accounting Standards Update No. 2011-02, Receivables (Topic 310), “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This new guidance clarifies when a loan restructuring constitutes a trouble debt restructuring. Under the new guidance, student loans for which we have granted concessions may now be considered troubled debt restructurings that were previously not and this may require us to increase the amount of our allowance for loan losses. This guidance is effective July 1, 2011, applied retrospectively to January 1, 2011. The most likely effect of implementing this new guidance would be to increase the size of our allowance for losses. At this time we have not completed the estimate of the change in our allowance for loan losses that could result from implementing this new guidance.